Free Writing Prospectus
Dated August 12, 2015
Filed pursuant to Rule 433
Registration Statement No. 333-199425

CDW Corporation Announces Pricing of

Public Offering by Selling Stockholders and

Repurchase of its Common Stock

VERNON HILLS, Ill. – August 12, 2015 — CDW Corporation (NASDAQ: CDW) today announced the pricing of an underwritten offering by selling stockholders of an aggregate of 11,250,000 shares of its common stock at a price to the public of $38.25 per share. The underwriters have a 30-day option to purchase up to an additional 1,687,500 shares of common stock from the selling stockholders at the public offering price, less underwriting discounts. CDW Corporation will not receive any of the proceeds from the sale of the shares of common stock. The offering is expected to close on August 18, 2015.

Barclays Capital Inc. and Goldman, Sachs & Co. are acting as underwriters in this offering.

Subject to completion of the offering, CDW Corporation intends to repurchase from the underwriters 2,250,000 shares of its common stock that are being sold by the selling stockholders in this offering at a price per share equal to the price paid by the underwriters to the selling stockholders in the offering. CDW Corporation expects to fund the repurchase from cash on hand and/or borrowings under its senior secured asset-based revolving credit facility.

The proposed offering is being made by means of a prospectus supplement and an accompanying base prospectus. Copies of the preliminary prospectus supplement and the accompanying base prospectus and, when available, copies of the final prospectus supplement relating to the offering may be obtained from (i) Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (888) 603-5847 or emailing Barclaysprospectus@broadridge.com, or (ii) Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, or by calling (866) 471-2526 or emailing prospectus.ny@ny.email.gs.com.

CDW Corporation filed a Registration Statement on Form S-3ASR, which was effective upon filing on October 16, 2014, including a base prospectus dated October 16, 2014, and a preliminary prospectus supplement dated August 12, 2015, to which this communication relates. Copies of the Registration Statement on Form S-3ASR, the base prospectus and the preliminary prospectus supplement and, when available, copies of the final prospectus supplement relating to the offering can be accessed through the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CDW

CDW is a Fortune 500 company and a leading multi-brand technology solutions provider to business, government, education and healthcare.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the public offering and the concurrent private share repurchase. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

# # #

Contact:

Investor Inquiries:	Media Inquiries:
Sari L. Macrie, CFA	Mary Viola
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 968-0743

CDWPR-FI